Issuer Free Writing Prospectus
Filed by: ARMOUR Residential REIT, Inc.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-11: No. 333-169395

ARMOUR RESIDENTIAL REIT, Inc. Company Update October 14, 2010

PLEASE READ: Important Regulatory and Yield Estimate Risk Disclosures

Certain statements made in this presentation regarding ARMOUR Residential REIT, Inc. (“ARMOUR” or the “Company“), and any other statements regarding ARMOUR’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. Forward-looking statements include but are not limited to statements regarding the projections for the ARMOUR business, and plans for future growth and operational improvements. A number of important factors could cause actual results or events to differ materially from those indicated by such forwardlooking statements. ARMOUR assumes no obligation to update the information looking statements. in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

This material is for information purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation for any securities, financial instruments, or common or privately issued stock. The statements, information and estimates contained herein are based on information that the presenter believes to be reliable as of today's date, but cannot be represented that such statements, information or estimates are complete or accurate.

Actual realized yields, durations and net durations described herein will depend on a number of factors that cannot be predicted with certainly. Estimated yields do not reflect any of the costs of operation of ARMOUR.

ARMOUR Residential REIT, Inc. - Investment & Business Strategy

ARMOUR Residential REIT, Inc. (“ARMOUR”) invests solely in Agency Mortgage Securities.

– Only with a shareholder vote may ARMOUR REIT change its Agency only investment asset class.

ARMOUR’s business strategy has been fully implemented and equity capital is fully deployed.

1)	Invest in a low duration very diverse set of Agency Mortgage Securities.
• ARMOUR REIT owns 231 separate securities (cusips).
2)	Target a weighted average gross asset duration of 2.5 or less.
3)	Target a balance sheet duration of 1.5 or less.
• Balance Sheet Duration achieved by the use of swaps and/or Eurodollar futures.
4)	Hold 40% of unlevered equity in cash.
• Liquidity defends against the unexpected.

ARMOUR’s business strategy is transparent.

1)	ARMOUR’s portfolio and liability details are released on the ARMOUR website twice a quarter.
• Asset details and REPO counter-parties are identified.
2)	Amortization is expensed as it occurs.
• There is no yield ‘smoothing.’
3)	Hedge portfolio is marked-to-market and the change in value is realized for GAAP.

ARMOUR is one of only two Agency REITs with a non-executive, Independent Board Chairman.

ARMOUR Portfolio and Balance Sheet Highlights Dividend Update (October 13, 2010 Data)

•  Portfolio and Balance Sheet Highlights

—  ARMOUR is 100% invested.

—  ARMOUR has an Agency mortgage portfolio valued at $521 million (1).

—  Gross asset duration is currently estimated at 1.45.

—  Net balance sheet duration is currently estimated at 0.28.

—  REPO borrowings total $490 million. After October 2010 paydowns, effective REPO borrowings are $482M.

—  Eurodollar Futures to replicate swaps total $195 million (41.2% of non-true ARMS).

—  Cash on hand & short term principal & interest receivables: $22.7 million.

—  Unpledged Agency mortgage assets on the balance sheet total $4.1 million.

—  ARMOUR currently has 7,414,054 shares outstanding and book value per share as of June 30, 2010 was $7.33.

•  Q3 2010 and Q4 2010 Dividend Information

—  Q3 Dividend: On Septmeber 14, 2010 ARMOUR announced a Q3 2010 dividend of $0.36 per share which represents an annualized return on June 30, 2010 equity of 19.6%. It is estimated that 100% of this dividend will come from core earnings. Ex-Date, September 21, 2010 ; Record Date, September 23, 201; Payable on October 29, 2010.

—  Q4 Dividend: ARMOUR will announce and pay a Q4 2010 dividend in December 2010.

•  Starting in January 2011, ARMOUR will pay dividends monthly

—  On the second business day of every quarter ARMOUR will announce the monthly dividend rate for that quarter.

—  The shareholder record date will be the 15th of every month, payable on the second to last business day monthly.

  (1) Based on independent third party pricing.

ARMOUR REIT Current Portfolio and Liability Information

          —   ARMOUR REIT Portfolio Composition

          —   ARMOUR REIT Portfolio Constant Prepayment History

          —   ARMOUR REIT REPO Composition

          —   ARMOUR REIT Interest Rate Hedges

ARMOUR REIT Agency Only Portfolio Composition

Agency Asset Class	Current Value	Percentage of Total Portfolio

ARMS (0-18 Months to Reset) (1)	$48,376,228	9.3%
Hybrids (19 Months and Longer to Reset) (2)	$349,171,066	67.0%
Seasoned 15 & 20 Year Pass-Throughs (3)	$17,550,641	3.4%
Low Loan Balance 15 Year Pass-Throughs (4)	$106,375,064	20.4%
Total	$521,472,999	100.0%

(1) Weighted Average Months to Reset = 6 (2) Weighted Average Months to Reset = 62	(3) Longest Final Maturity of April 2027 (4) Maximum Original Loan Balance of $85,000

Agency Type	Current Value	Percentage of Total Portfolio

Fannie Mae	$319,195,823	61.2%
Freddie Mac	$146,448,052	28.1%
Ginnie Mae	$55,829,123	10.7%
Total	$521,472,999	100.0%

    Note: Current values are calculated using independent third party market prices as of 10/13/2010.

    The company has committed to purchase approximately $37.5M of securities for future settle, which are not reflected in the above amounts.

ARMOUR REIT Portfolio Asset Class & Duration Detail

Agency Asset Class	Weighted Average Purchase Price	Weighted Average Current Market Price	Weighted Average Coupon	Estimated Effective Duration Using Current Values

ARMS	104.3%	104.4%	3.62	0.85
Hybrids	103.9%	105.4%	4.09	1.07
Seasoned 15 & 20 Year Pass-Throughs	104.1%	107.0%	4.94	1.66
Low Loan Balance 15 Year Pass-Throughs	106.0%	107.0%	4.73	2.94
Totals	104.4%	105.7%	4.20	1.45

NOTE: Duration estimates are derived from third-party software. Actual realized yields, durations and net durations described herein will depend on a number of factors that cannot be predicted with certainty. Market prices for our securities are obtained from independent third party sources. Market prices are as of 10/13/2010. Durations are as of 10/13/2010.

Estimated Balance Sheet Duration	Amount	Estimated Duration	Duration Effect on Balance Sheet

Agency Assets	$521,472,999	1.45	1.45
Eurodollar Futures	$195,000,000	2.87	-2.87

	Estimated Balance Sheet Duration		0.28

NOTE: As rates go down the value of our Eurodollar Futures (which are 'shorts') will typically decline. Inversely, as rates go up, the value of the Eurodollar Futures will typically increase. Asset and futures durations are as of 10/13/2010.

ARMOUR REIT Portfolio Constant Prepayment Rates (CPR)

Portfolio Prepayment Information (1), (2)		Asset Class Prepayment Detail (1)

Reporting Month	Weighted Average Annualized Constant Prepayment Rate	Agency Asset Class	Weighted Average October 2010 Constant Prepayment Rate

December 2009	8.6	True ARMs (0-18 Months to Reset)	13.9
January 2010	12.9	Hybrids (19 Months and Longer to Reset)	13.0
February 2010	10.0	Seasoned 15 & 20 Year Pass-Throughs	23.1
March 2010	20.7	Low Loan Balance 15 Year Pass-Throughs	3.8
April 2010	18.8
May 2010	16.0
June 2010	11.9
July 2010	12.6
August 2010	9.5
September 2010	11.1
October 2010	11.6

NOTE: ARMOUR expenses amortization as it occurs.

(1) Constant Prepayment Rate (CPR) is the annualized equivalent of single monthly mortality (SMM). CPR attempts to predict the percentage of principal that will prepay over the next twelve months based on historical principal pay downs.

(2) CPR is reported on the 4th business day of the month for the previous month’s prepayment activity.

ARMOUR REIT REPO Composition

REPO Counter-Party	Principal Borrowed	Percentage of REPO Positions with ARMOUR	Longest Maturity in Days

Goldman, Sachs & Co.	$87,239,000	17.8%	30
MF Global Inc.	$77,286,000	15.8%	71
Nomura Securities International, Inc.	$72,173,000	14.7%	50
Guggenheim Liquidity Services, LLC	$70,784,000	14.4%	37
Cantor Fitzgerald & Co. Inc.	$65,353,000	13.3%	15
South Street Securities LLC	$54,367,712	11.1%	33
RBS Securities Inc.	$53,069,000	10.8%	9
Jefferies & Company, Inc.	$9,978,000	2.0%	7

Total or Weighted Average	$490,259,712	100.0%	36

Weighted Average Haircut	5.27%
Weighted Average Repo Rate	0.30%

October Paydowns	$(7,765,611)
Total REPO after Paydowns	$482,494,101
Debt to Equity Ratio after Paydowns	$8.9

NOTE: Repo data is as of 10/13/2010.

ARMOUR REIT Eurodollar Futures Positions

Eurodollar Futures to Replicate Swaps (Maturity Dates)	Notional Amount	Weighted Average Rate	Duration	Longest Maturity in Months

September 2012	$44,000,000	1.052%	1.75	23
December 2013	$87,000,000	1.446%	2.70	38
September 2014	$49,000,000	2.070%	3.60	47
September 2015	$15,000,000	2.095%	4.75	59

Total or Weighted Average	$195,000,000	1.564%	2.87	38

NOTE: Futures data is as of 10/13/2010.

Visit our Website at www.armourreit.com